Exhibit 10.5

EMPLOYMENT CONTRACT

This Agreement is made on this 7th day of November 2008 at New Delhi

Between

Azure Power India Private Limited, a company under the Companies Act, 1956 and having its registered office at A-11, Kailash Colony, New Delhi 110048, India (hereafter referred to as the “Company” which expression shall mean and include the said company, its executors, assigns and successors- in-interest) of the First Part;

And

Inderpreet Singh Wadhwa, son of Mr. Harkanwal Wadhwa, residing at [Address] (which expression shall be deemed to mean and include his nominees, assigns and successors) (hereinafter referred to as the “Employee”) of the Second Part.

WHEREAS

A.	The Company is engaged with the business of generation and production of solar energy and electricity.

B.	The Employee has represented to the Company that he/she has the requisite knowledge, expertise, experience and skill to render the services in relation to the requirements of such person under the terms of this Agreement.

C.	The Company has, based on the aforesaid representations made by the Employee, agreed to retain the services of the Employment for the consideration and subject to the terms and conditions herein contained.

C.	The Company has, based on the aforesaid representations made by the Employee, agreed to retain the services of the Employment for the consideration and subject to the terms and conditions herein contained.

In consideration for the mutual rights and obligations herein contained the parties agree as follows:

1.	Appointment

The Employee shall, on the date of this Agreement, be designated as the Managing Director of the Company. The Employee shall while employed with the Company devote his entire time and attention and abilities to the business of the Company. However, the Employee shall be entitled to devote time to such activities or engagements (being inter alia in the nature of product sales/ development etc) that are not only beneficial to the Company but are also carried out in a manner that is not detrimental to the interests of the Company, and which are undertaken with the prior approval of the board of directors of the Company. The Employee agrees to use his best efforts in the performance of his duties and responsibilities and shall perform all of his duties with due care, skill and diligence.

1.2	The Employee shall not, from the date of this Agreement, hold any position or perform any role that is or shall be in conflict with his position as the Managing Director. If the Employee is holding any other position in any company, firm or entity, he/she shall bring the same to the notice of the Company immediately, and shall relinquish such position if told by the Company to do so.

1.3	By executing this Agreement, the Employee agrees and covenants that he shall, at all times, be subject to and bound by the rules and regulations of the Company as may be in force from time to time or as may be brought to his notice by the Company. Further, the Employee shall ensure that during the term of this Agreement, he shall not commit any act or misconduct, or commit any acts subversive to the discipline of the Company, or otherwise misbehave in a manner that would be construed as being in violation of the rules and regulations of the Company for the time being in force.

2.	Non Compete and Non Solicit

2.1	The Employee hereby undertakes and ensures that all business opportunities known to him or made known to him at any time, with respect to and/or connected with the business of the Company are referred to the Board and shall be undertaken in any other company only with the prior written consent of the Board.

2.2	The Employee covenants and agrees that during the subsistence of this Agreement, he/she shall not, directly or indirectly attempt in any manner to solicit from any client/customer, except on behalf of the Company, business of the type carried on by the Company or to persuade any person, firm or entity which is a client/customer of the Company to cease doing business or to reduce the amount of business which any such client/customer has customarily done or might propose doing with the Company whether or not the relationship between the Company and such client/customer was originally established in whole or in part through his or its efforts.

2.3	The Employee shall make full and true disclosure in writing to the Company of any direct or indirect interest or benefit that he/she has derived or is likely to derive through or in connection with any contractual arrangements, dealings, transactions or affairs of the Company, or any transactions which are likely to be detrimental to the Company.

2.4	The Employee acknowledges that the services he is to render to the Company are of a special and unusual character, with a unique value to the Company, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company of his services for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to, the Employee covenants and agrees that during the term of employment and during the for a period of one year thereafter, the Employee shall not, directly or indirectly, enter into the employment of, tender consulting or other services to, acquire any interest in (whether for the Employee’s own account as an individual proprietor, or as a partner, associate, stockholder, officer, director, trustee or otherwise), or otherwise participate in any business that competes, directly or indirectly, with any of the companies or entities (i) in the same lines of business that the Company is engaged in at the time the Employee’s employment is terminated.

2.5	During and for one year following termination of employment (i) the Employee may not solicit, encourage, or induce or attempt to solicit, encourage, or induce any (A) current employee, marketing agent, or consultant of the Company to terminate his or her employment, agency, or consultancy with the Company or any (B) prospective employee with whom the Company has had discussions or negotiations within six months prior to the Employee’s termination of employment not to establish a relationship with the Company, (ii) induce or attempt to induce any current customer to terminate its relationship with any of the Company or (iii) induce any potential customer with whom the Company has had discussions or negotiations within six months prior to the Employee’s termination of employment not to establish a relationship with the Company.

3.	Confidentiality

3.1	The Employee recognizes that he is being hired in a position of trust and confidence with the Company and will in the course of his employment with the Company, be exposed to various items of secret and confidential information that are proprietary to the Company. The Employee acknowledges that the Company needs to protect such secret and confidential information, covenants to hold any such information in trust for the Company and undertakes not to disclose such information to any third party.

3.2

The Employee represents that his performance of the terms of this Agreement and his employment with the Company does not and will not breach any agreement to keep in confidence information previously acquired by him in confidence from any third party. The Employee has not entered into, and agrees not to enter into, any agreement in conflict with this Agreement or which in any way prohibits his performance of or restricts his ability to perform his obligations under this Agreement. The Employee has not brought, and agrees he/she will not bring, with him/her to the Company for use in his/her employment with the Company any materials or documents of a former employer or any other person or entity for whom he/she has provided services (paid or unpaid) that are not generally available to the public unless he/she has obtained express written authorization from the former employer or other person or entity for whom he/she has provided such services for their possession and use.

4.	Intellectual Property

4.1	The Employee acknowledges that ownership of, and all right, title, and interest in, all the trademarks, trade names, brand names, patents, designs, domain names and other intellectual property rights created by the Employee expressly for the Company (“Intellectual Properties”) shall vest in the Company.

4.2	The Employee expressly agrees that all Intellectual Properties created by the Employee expressly for the Company shall be a “work for hire” under the laws of any jurisdiction. In any event, the Employee hereby transfers and shall be deemed to have assigned in favour of the Company, all rights, title and interest in and to all the Intellectual Properties, together with the rights to sublicense or transfer any and all rights assigned hereunder to third parties, in perpetuity as and when the same come into existence. The Employee shall assist and cooperate with the Company in perfecting the Company’s rights in the Intellectual Properties.

4.3	The Employee shall not during the continuation of this Agreement or thereafter, divulge or make use of any trade secret or confidential information concerning the business of the Company or any of its dealings, transactions and affairs or any information concerning any of its suppliers, agents, distributors or customers which the Employee possesses or comes into possession while in the employment of the Company or which he may make or discover while in the service of the Company and the Employee shall also use his best endeavour to prevent any other person from doing so. All data, documents, plans, drawings, photographs, reports, statements, correspondence, etc. and technical information, know-how and instructions as well as business details or commercial policies that pass to the Employee or which come to the Employee’s knowledge shall be treated as confidential and the Employee shall be bound to keep secret all such confidential matters including papers and documents, computer floppies, CDs containing the same and shall not disclose, communicate, reproduce or distribute the same or copies thereof to anyone except in the course of the rightful discharge of his duties as the chief executive officer of the Company.

4.4	The Employee represents and warrants that he/she will keep all Intellectual Properties created by the Employee expressly for the Company, in strict confidence and shall use the same only for the purpose of the business and benefit of the Company and for no other purpose, except with prior written consent of the Company.

4.5	The Employee further represents and warrants that all the Intellectual Properties created by the Employee expressly for the Company are original, and that the Employee possesses all rights necessary to effectuate the transfer of the rights as contemplated above. Nothing contained herein shall apply in the event of any innocent infringement.

4.6	The Employee shall forthwith communicate to the Company and transfer to it the exclusive benefits of all inventions, processes, improvements, and any other discoveries which the Employee may make or discover in the course of his association with the Company, relating to any trade or business of the Company and will give full information as to the exact mode of working and using the same and also all such explanations and instructions to the officers and workmen of the Company as may be necessary to enable them to work effectively and will at the expense of the Company furnish it with all necessary plans, drawing and models.

4.7	The Employee expressly agrees that all Intellectual Properties created by the Employee expressly for the Company shall be under a contract of service. In consideration of his employment with the Company, the Employee hereby transfers and shall be deemed to have assigned in favour of the Company, all rights, title and interest in and to all the Intellectual Properties, together with the rights to sublicense or transfer any and all rights assigned hereunder to third parties, in perpetuity. The Employee agrees that such assignment shall be perpetual, worldwide and royalty free. The Employee agrees that notwithstanding the provisions of Section 19(4) of the Copyright Act, 1957, such assignment in so far as it relates to copyrightable material shall not lapse nor the rights transferred therein revert to the Employee, even if the Company does not exercise the rights under the assignment within a period of one year from the date of assignment. The Employee acknowledges and agrees that he shall waive any right to and shall not raise any objection or claims to the Copyright Board with respect to the assignment, pursuant to Section 19A of the Copyright Act, 1957. The Employee shall assist and cooperate with the Company in perfecting the Company’s rights in the Intellectual Properties.

4.8	The Employee shall, whenever requested so to do by the Company whether during or after the termination of his employment hereunder, at the cost of the Company execute and sign any and all applications, assignments and other instruments which the Company may deem necessary or advisable in order to obtain protection for the aforesaid improvements, inventions and discoveries in such countries as the Company may direct and to vest in the Company the whole, right, title and interest therein.

5.	Termination

5.1	The term of the Employee’s employment with the Company shall commence from November 1, 2008 and shall continue until termination in accordance with this clause 5 of this Agreement.

5.2	Notwithstanding anything contained in this Agreement, the Company shall be entitled to terminate this Agreement forthwith in the event of:

(a)	any breach of integrity, act of dishonesty, embezzlement or any misconduct by the Employee or in case of breach of the terms, conditions or stipulations contained in this Agreement, by the Employee;

(b)	the Employee’s willful refusal, or willful or negligent failure, to perform duties reasonably assigned by the Company after being provided notice by the Company and a reasonable opportunity to cure such breach in a manner satisfactory to the Company;

(c)	the Employee being convicted of any criminal offence or committing fraud against, or the misappropriation of material property belonging to the Company;

(d)	the Employee breaching in any material respect the terms of this Agreement, any organizational documents of the Company, or any other material agreement of the Company, and failing to cure such breach in a manner satisfactory to the Company within ten (10) days after receipt of notice by the Company;

(e)	any material violation by the Employee of the Company’s policies prohibiting harassment of employees, any violation by the Employee of an engagement policy of the Company which results in material liability to the Company, or any act or omission which materially damages the Company’s business or assets; or

(f)	any other action or inaction on the part of the Employee that would constitute adequate cause for termination pursuant to applicable law and regulations

5.3	This Agreement may be terminated by the Company or the Employee upon rendering two months’ prior notice or two months’ salary in lieu of the notice. In case the final settlement is less than the amount due to the Employee, the Employee will have to pay the balance amount to the Company before exit of the Employee from the Company.

5.4	The Employee shall hand over all documents and materials constituting the property of the Company, including any proprietary and confidential information, which may be in the possession of the Employee at the time of termination of this Agreement.

6.	Remuneration

The Employee shall, for his services as Managing Director of the Company, receive a remuneration amounting to Rs. 60,00,000/- (Rupees Sixty lakhs only) per annum along with other statutory and non-statutory benefits as decided by the Company from time to time.

7.	Miscellaneous

7.1	The waiver by either Party hereto of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by the waiving Party.

7.2	This Agreement shall be governed by and construed and enforced in accordance with the laws of India.

7.3	If any provision of this Agreement as applied to either Party or to any circumstances shall be adjudged by a Court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any of the other provisions of this Agreement or the validity or enforceability of this Agreement.

7.4	Any dispute shall be resolved by reference to the court of competent jurisdiction over the subject matter of the dispute. The Parties hereby agree to submit themselves to the jurisdiction of the courts in New Delhi.

Mr. Inderpreet Wadhwa	Azure Power India Private Limited

/s/ Inderpreet Wadhwa	/s/ Harkanwal Singh Wadhwa

	Name:	Harkanwal Singh Wadhwa

	Title:	Director

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Witness	Witness
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